Contacts:	Veronica Garza Investor Relations (512) 683-6873

National Instruments Provides Q1 Business Update

AUSTIN, Texas – March 9, 2009– In today’s previously scheduled business update, National Instruments (Nasdaq: NATI) announced quarter-to-date bookings data in order to provide the investment community greater insight into the company’s business. The company reported that through March 8, the quarter-to-date daily order rate is down 16 percent year-over-year.

Since the company’s earnings call on Jan. 29, almost all of the world’s major industrial economies have reported record or near record declines in industrial production, signaling severe contraction in the industrial economy. The difficult economic conditions were reflected in the company’s order trends in December and January, with daily order rates being down 14 percent year-over-year in December and down 20 percent year-over-year in January.

The recent relative stabilization of the global Purchasing Managers Index (PMI) was reflected in an improvement in the company’s daily order rate for February, which was down 12 percent year-over-year.  While this represents a significant year-over-year decline, it is nonetheless a welcome improvement over the 20 percent year-over-year decline in January.

Given that considerable economic uncertainty continues and may yet have an additional impact on customer behavior, particularly toward the end of the quarter, the company has decided not to give specific revenue and earnings guidance at this time. Instead the company is providing details on current order trends so that shareholders have visibility into the data the company is using to manage the business.

Looking more broadly, the company’s revenue has historically declined sequentially in Q1 from Q4, and Q1 has also been the lowest revenue and profit quarter for the year. The company expects this historical pattern to hold in 2009. Currently, the company is operating under the assumption that there will not be a meaningful recovery in the global industrial economy in 2009.

“This is one of the most challenging and turbulent periods in the history of the company, but I remain convinced that it’s during these times that the strength and resilience of our business model truly shows its merit,” said James Truchard, NI president, co-founder and CEO. “The diversity of our product portfolio and the flexibility of our sales force lets us quickly respond to changes in market conditions and take advantage of areas where investments are flowing.”

National Instruments Provides Q1 Business Update
March 9, 2009

Geographically, the company saw the effects of the slowdown worldwide with all regions experiencing double digit year-over-year declines in the daily order rate this quarter through March 8.  In U.S. dollar terms the daily order rates were down 15 percent year-over-year in the Americas, down 16 percent in Asia and down 17 percent in Europe.

“I am pleased with how well the company has responded to the difficult economic situation,” said Alex Davern, NI CFO. “The disciplined response of the organization has preserved our ability to continue our strategic investments in R&D and the field sales force, which will be a significant benefit to the company during the eventual recovery.”

The company has further examined its spending plans and now expects total operating expenses for Q1 to decline by 1 percent year-over-year, compared to the company’s previous expectation of a 1 percent increase. In addition, NI now expects full-year 2009 total operating expenses to decline by 5 percent compared to a previous expectation of a 3 percent year-over-year decline.

During the quarter, the company repurchased 132,000 shares of its common stock at an average price of $22.02 per share.

Interested parties can listen to a conference call today, March 9, beginning at 4:00 p.m. CDT, at www.ni.com/call. Replay information is available by calling (888) 203-1112, confirmation code #8939347, from March 9 at 7:00 p.m. CDT through March 16 at midnight CDT.

National Instruments Provides Q1 Business Update
March 9, 2009

Forward-Looking Statements
This release contains “forward-looking statements,” including statements related to economic uncertainty having an additional impact on customers, no meaningful recovery in 2009, expecting the historical revenue pattern to hold in 2009, strength of our business model showing its merit, quickly responding to changes in market conditions and taking advantage of areas, strategic investments resulting in a significant benefit during the recovery and NI’s guidance for operating expenses for Q1 2009 and all of 2009. These statements are subject to a number of risks and uncertainties, including the risk of further adverse changes or fluctuations in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs readers to documents it files with the SEC for other risks associated with the company’s future performance.

About National Instruments
National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 25,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 10 percent of revenue. Headquartered in Austin, Texas, NI has more than 5,000 employees and direct operations in more than 40 countries. For the past 10 years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company’s investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.

LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

###